EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 2, 2007 (except for the second paragraph of Note 1, as to which the date is August 6, 2007 and for the fourth paragraph of Note 1, as to which the date is January 8, 2008) accompanying the financial statements as of December 31, 2006 and the period March 31, 2005 to December 31, 2005 and the year ended December 31, 2006 of Consonus Acquisition Corp. (Consonus Technologies, Inc. as of January 22, 2007). We have also issued our report dated May 2, 2007, accompanying the financial statements as of December 31, 2004 and for the year then ended and the period January 1, 2005 to May 30, 2005 of Consonus, Inc. These reports are contained in this Registration Statement on Form S-1. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Salt Lake City, Utah

July 25, 2008